EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-8 No. 333-217811) of LGI Homes, Inc. pertaining to the Amended and Restated LGI Homes, Inc. 2013 Equity Incentive Plan, and
(2)Registration Statement (Form S-8 No. 333-211843) of LGI Homes, Inc. pertaining to the LGI Homes, Inc. 2016 Employee Stock Purchase Plan;
of our reports dated February 15, 2022, with respect to the consolidated financial statements of LGI Homes, Inc. and the effectiveness of internal control over financial reporting of LGI Homes, Inc. included in this Annual Report (Form 10-K) of LGI Homes, Inc. for the year ended December 31, 2021.
/s/ Ernst & Young LLP

Houston, Texas
February 15, 2022